Exhibit 99.1

Contact: Mark D. Boehmer
VP & Treasurer
(336) 861- 3603

FOR IMMEDIATE RELEASE

SEALY MATTRESS CORPORATION REPORTS CONTINUED STRONG SALES AND EARNINGS IMPROVEMENTS

Sales Growth of 10.2% and Net Income Increase of 11.2% in the First Quarter

ARCHDALE, North Carolina (April 12, 2006) – Sealy Mattress Corporation reported net sales of $395.7 million for the quarter ended February 26, 2006, an increase of 10.2% from $359.0 million for the same period a year earlier. Gross profit was $176.7 million or 44.7% of sales as compared with $159.1 or 44.3% of sales for the same period a year earlier. Net income was $24.3 million, compared with $21.9 million from the same period a year ago an increase of 11.2%. Adjusted EBITDA(1), as defined in the credit agreement governing the senior secured credit facilities of Sealy Mattress Company, a wholly-owned subsidiary, was $63.9 million for the quarter ended February 26, 2006 compared with $59.6 million a year earlier, an increase of 7.2%.

“We are pleased with our start to 2006”, said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “During the quarter we saw continued strong consumer demand for our brands worldwide. In addition, we completed the majority of the Stearns & Foster product rollout and introduced the new Posturepedic line to retailers at the Las Vegas Furniture Market in January 2006. The rollout of the new Posturepedic line began in late March and should be complete by the end of our fourth quarter.”

On April 12, 2006, Sealy Mattress Corporation’s parent company, Sealy Corporation, completed an initial public offering (“IPO”) of its common stock. Approximately $82.5 million of the net proceeds received by Sealy Corporation from the IPO will be contributed to Sealy Mattress Corporation to be used as follows:  (i) approximately $54.3 million to retire approximately $48.5 million aggregate principal amount of the Company’s 8.25% Senior Subordinated Notes (the “Notes”) due in 2014, along with prepayment penalties and accrued interest thereon; (ii) $11.0 million to terminate the management services agreement with Kohlberg Kravis Roberts & Co. L.P.; and (iii) approximately $17.2 million to pay a transaction-related bonus to members of management.

As a result of its initial public offering Sealy Corporation will begin filing quarterly financial information with the United States Securities and Exchange Commission. We expect that its quarterly report on Form 10-Q for the first quarter of fiscal year 2006 will be completed and filed by May 21, 2006. A quarterly conference call will be held after this Form 10-Q has been filed with the SEC.

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 25 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation.

(1) Please see the attached tables below for a reconciliation of Adjusted EBITDA to net income and cash flow from operations.

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended
	February 26, 2006	February 27, 2005
Net sales	$395,735	$359,023

Cost of goods sold	219,038	199,973

Gross Profit	176,697	159,050

Selling, general and administrative	123,604	108,331
Amortization of intangibles	122	175
Royalty income, net of royalty expense	(3,689)	(2,628)

Income from operations	56,660	53,172
Interest expense	16,616	17,799
Other income, net	(187)	(93)

Income before income tax expense	40,231	35,466
Income tax expense	15,646	13,613

Income before cumulative effect of a change in accounting principle	24,585	21,853
Cumulative effect on prior years (to November 28, 2005) of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	287	—

Net income	$24,298	$21,853

SEALY MATTRESS CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	February 26, 2006	November 27, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,760	$36,554
Accounts receivable, net of allowances for bad debts, cash discounts and returns	203,977	175,414
Inventories	66,485	60,141
Assets held for sale	1,405	1,405
Prepaid expenses and other current assets	12,890	12,372
Deferred income taxes	16,661	16,555

	315,178	302,441

Property, plant and equipment—at cost	335,415	328,935
Less: accumulated depreciation	(166,447)	(160,958)

	168,968	167,977
Other assets:
Goodwill	385,487	384,646
Other intangibles	4,486	4,559
Debt issuance costs, net, and other assets	32,012	32,812

	421,985	422,017

	$906,131	$892,435

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term obligations	$11,288	$12,769
Accounts payable	110,473	119,558
Accrued incentives and advertising	34,480	37,958
Accrued compensation	46,168	44,138
Accrued interest	10,019	18,414
Other accrued expenses	57,164	47,360

	269,592	280,197

Due to parent company	6,857	6,231
Long-term obligations, net of current portion	861,798	863,209
Other noncurrent liabilities	43,194	43,659
Deferred income taxes	12,492	12,356
Commitments and contingencies	—	—

Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	458,620	458,620
Accumulated deficit	(750,177)	(774,475)
Accumulated other comprehensive loss	3,755	2,638

	(287,802)	(313,217)

	$906,131	$892,435

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Quarter Ended
	February 26, 2006	February 27, 2005
Net cash provided by (used in) operating activities	$(14,691)	$1,892

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(5,577)	(5,698)
Proceeds from the sale of property, plant and equipment	29	4,648

Net cash used in investing activities	(5,548)	(1,050)

Cash flows from financing activities:
Repayments of long-term obligations	—	(5,000)
Net borrowings (repayments) under revolving credit facilities	(3,295)	17,251
Other	618	2,938

Net cash provided by (used in) financing activities	(2,677)	15,189

Effect of exchange rate changes on cash	122	(972)

Change in cash and cash equivalents	(22,794)	15,059
Cash and cash equivalents:
Beginning of period	36,554	22,779

End of period	$13,760	$37,838

Our long-term obligations contain various financial tests and covenants. Our senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing our new senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. We are currently in compliance with all debt covenants. The specific covenants and related definitions can be found in the applicable debt agreements, each of which we have previously filed with the Securities and Exchange Commission.

The covenants contained in our senior secured credit facilities are based on what we refer to herein as “Adjusted EBITDA”. In the senior secured credit facilities, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above. Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of “unusual items” is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with covenants.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended February 26, 2006 and February 27, 2005:

	Three Months Ended
	February 26, 2006	February 27, 2005
Income before cumulative effect of change in accounting principle	$24.6	$21.9
Interest cost	16.6	17.8
Income taxes	15.7	13.6
Depreciation and amortization	5.7	5.5

EBITDA	62.6	58.8
Management fees to KKR	0.5	0.5
Unusual and nonrecurring losses:
Post-closing residual plant costs	0.3	0.5
Non-cash compensation	0.4	—
Other (various)	0.1	(0.2)

Adjusted EBITDA	$63.9	$59.6

The following table reconciles EBITDA to cash flow from operations:

	February 26, 2006	February 27, 2005
Income before cumulative effect of change in accounting principle	$24.6	$21.9
Interest	16.6	17.8
Income Taxes	15.7	13.6
Depreciation & Amortization	5.7	5.5

EBITDA	62.6	58.8
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(16.6)	(17.8)
Income taxes	(15.7)	(13.6)
Non-cash charges against (credits to) net income	(1.0)	10.4
Changes in operating assets & liabilities	(44.0)	(35.9)

Cash flow from operations	$(14.7)	$1.9